Exhibit (6)(b)

Investment Management Agreement

FORM OF MANAGEMENT AGREEMENT

[___________________], 2016

EULAV Asset Management
7 Times Square, 21st Floor,
New York, NY 10036-6524

Dear Ladies and Gentlemen:

Value Line Funds Investment Trust (the “Trust”), of which Value Line Defensive Strategies Fund (the “Fund”) is a series, has been organized as a Massachusetts business trust to engage in the business of a series investment company.  The Trust’s shares of beneficial interest are currently divided into multiple series.  This Agreement relates exclusively to the Fund.

The board of trustees of the Trust (the “Board”) has selected Alpha Capital Funds Management LLC (the “Adviser”) to provide investment advisory and certain other services to the Fund under the terms and conditions set forth in the Investment Advisory Agreement, dated the date hereof, by and among the Trust, on behalf of the Fund, the Adviser and EULAV Asset Management (the “Manager” and the “Investment Advisory Agreement”).

The Board has selected the Manager to serve as the Fund’s manager to provide investment management and other services to the Fund under the terms and conditions set forth in this Agreement, and the Manager is willing to provide such services, subject to the review and supervision by the Board.  The Manager hereby represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

Accordingly, the Trust, on behalf of the Fund, and the Manager agree as follows:

DELIVERY OF DOCUMENTS.  The Trust has furnished the Manager with copies, properly certified or otherwise authenticated, of each of the following:

Agreement and Declaration of Trust of the Trust, dated March 20, 2014 as amended (the “Declaration of Trust”), as in effect on the date hereof;

by-laws of the Trust as in effect on the date hereof;

resolutions of the Board selecting the Manager as the investment manager to the Fund and approving this Agreement;

the Fund’s prospectus and statement of additional information as in effect on the date hereof; and

the Investment Advisory Agreement.

SERVICES.

Investment Management Services.  Subject to the supervision by the Board and in addition to performing the other services required or permitted to be provided by the Manager under this Agreement and the Investment Advisory Agreement, the Manager shall regularly provide, or cause to be provided, the following services:

monitor performance by the Adviser of its responsibilities and authority under the Investment Advisory Agreement, review all purchases and sales of portfolio securities and other instruments made by the Fund to assess compliance with the Fund’s stated investment objective, policies and restrictions and consistency with the Fund’s investment program, consult with the Adviser regarding the Adviser’s performance of its duties under the Investment Advisory Agreement, and furnish the Board with periodic reports concerning the performance by the Adviser of its delegated responsibilities;

monitor and test, at the Fund’s expense to the extent an unaffiliated service provider is utilized, the Adviser’s selection and use of brokers and dealers effecting transactions on behalf of the Fund to ensure best execution relating to all Fund trading, review and oversee the Adviser’s trading in less liquid securities, maintain policies and oversight related thereto, and prepare periodic reports to the Board with respect to the foregoing.

subject to the requirements of the Investment Company Act of 1940 (the “1940 Act”), vote portfolio securities consistent with the Fund’s proxy voting policy;

if appropriate in the Manager’s judgment and consistent with its duties to the Fund, recommend changes in the Adviser or the addition of an adviser, subject to the necessary approvals under the 1940 Act;

keep the Board informed of developments materially affecting the Fund and, on its own initiative, furnish the Board from time to time with whatever information the Manager believes is appropriate for this purpose;

maintain and preserve the records required by the 1940 Act to be maintained by the Manager in connection with the performance of its services hereunder.  Furthermore and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager acknowledges that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust’s request, provided that the Manager may retain copies thereof at its own expense.  The Manager further agrees to maintain the Fund’s proxy voting record in a form mutually agreeable between the parties and which contains the information required by Form N-PX under the 1940 Act; and

furnish to the Fund such other services consistent with the foregoing as the Manager deems necessary, or the Board reasonably requests, for the efficient operation of the Trust and Fund.

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The Additional Services.  Subject to the supervision of the Board, the Manager shall provide, directly or through its affiliates, the administrative, operational and compliance assistance services in connection with the operation of the Trust and the Fund set forth in this Section 1(b) subject to the terms set forth in this Agreement (collectively, the “Additional Services”).  No fee that is in addition to the fee required to paid by the Fund to the Manager pursuant to Section 5 of this Agreement shall be payable by the Fund to the Manager or any of its affiliates for the provision of the Additional Services, although the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Additional Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses).  The parties understand and agree that persons that are not the Manager or any of its affiliates have been, and will continue to be, engaged to provide various services to the Trust, the Fund and the other funds within the Value Line Funds group of funds (including without limitation administrative, fund accounting, shareholder servicing, transfer agency, sub-transfer agency and dividend disbursing, distribution, custody, sub-custody, pricing and valuation, best execution analysis, tax preparation, legal and compliance services), and the costs of all of such services shall be borne by the Trust or the Fund in accordance with Section 4 of this Agreement and are not assumed by the Manager.  In this respect, the Additional Services to be performed by the Manager or its affiliates are in addition to, rather than in lieu of, services that are from time to time the subject of a separate agreement or arrangement for the benefit of the Trust or the Fund with other service providers.  The parties intend that the scope of Additional Services generally to be consistent with those administrative, operational and compliance assistance services historically provided by the Manager or its affiliates in connection with the operation of the Trust and the other funds within the Value Line Funds group of funds (except that, for avoidance of doubt, the Manager shall not be required to provide fund accounting or shareholder servicing); provided, however, the Manager need not provide one or more Additional Services as from time to time determined in good faith by the Manager after consultation with the Board.  Except for the Additional Services expressly agreed to and assumed by the Manager in this Section 2(b) and the other services required to be provided by the Manager pursuant to this Agreement, no provision of this Agreement shall amount to a delegation by the Trust or the Fund to the Manager, or an assumption by the Manager, of any other service, function, obligation or duty to or on behalf of the Trust or the Fund unless expressly agreed to in writing by the Manager.  None of the Additional Services are, or are intended to be, either distribution services within the meaning of Section 12 of the 1940 Act or investment advisory services required to be provided by the Adviser with respect to the Fund under the other provisions of the Investment Advisory Agreement.  Subject to the foregoing and the other terms set forth in this Agreement, the Additional Services with respect to the Trust and the Fund consist of:

providing the use of the Manager’s principal office space, equipment, resources and facilities for meetings of the Board and its committees upon reasonable request or as the Manager deems necessary to provide for the effective administration of the affairs of the Fund;

providing from among the Manager’s officers and employees, persons to serve as Trustees and executive officers of the Trust as reasonably requested by the Board and agreed to by the Manager and pay the salaries of such persons; provided, however, that, for avoidance of doubt, the Manager shall not be required to provide any compliance persons (e.g., a person to serve as the Fund’s chief compliance officer);

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advising and assisting the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust insofar as it relates to the Fund;

coordinating with the Fund and its service providers (including counsel to the Independent Trustees) and overseeing the preparation and production of meeting materials for the Board as they relate to the Fund, as well as such other materials as the Board may from time to time reasonably request;

providing clerical and bookkeeping services for the Trust and the Fund;

causing, at the Trust’s expense, the Trust’s existence to be maintained as a Massachusetts business trust (or such other form of entity as from time to time approved by the Board) and maintain records related thereto;

recommending to the Board service providers to the Fund, including administrators, fund accountants, shareholder serving agents, transfer agents, sub-transfer agents and dividend disbursing agents, financial intermediaries, brokers and dealers, custodians, sub-custodians, securities lending agents, accountants, attorneys, compliance providers and insurers, as the Manager considers appropriate;

serving as the liaison between the Trust’s and the Fund’s service providers and the Board;

monitoring the performance of, and facilitating communications amongst, the Trust’s and the Fund’s service providers;

as reasonably requested by the audit committee of the Board, assisting the audit committee in their monitoring the performance of, and facilitating their communications with, the Fund’s independent registered public accounting firm;

responding to reasonable requests from the Board related to the services performed by the Manager and the services performed by the Trust’s and the Fund’s other service providers;

preparing reports to the Board concerning the performance and fees of the Trust’s service providers as the Board may reasonably request;

preparing such other reports relating to the business and affairs of the Trust as from time to time determined by the Manager or as may from time to time be mutually agreed upon by the Manager and the Board;

reviewing the appropriateness of payment of the Trust’s and the Fund’s expenses and preparing and monitoring expense budgets for the Fund,;

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providing reasonable assistance to, monitoring the level of performance by, coordinating with and overseeing the Trust’s and the Fund’s other service providers in their preparation of regulatory filings and certain shareholder communications, including, but not limited to, the Trust’s Registration Statement on Form N-1A and amendments thereto; annual and semi-annual reports to shareholders; proxy materials (if any); Form N-SAR, Form N-CSR, Form N-Q and Form N-PX (and any similar successor or additional forms), and arranging any required filings with the Securities and Exchange Commission (the “Commission”);

providing reasonable assistance to, monitoring the level of performance by, coordinating with and overseeing the Trust’s and the Fund’s pricing vendors, valuation agents and other service providers in their daily pricing and valuation of the Fund’s investment portfolio and in such service providers’ determination and publication of the Fund’s daily net asset value quotations and any of such service providers’ other valuation-related responsibilities, all in accordance with procedures adopted by the Board, and reporting to the Board any recommendations resulting from such monitoring;

providing reasonable assistance to the Trust’s and the Fund’s other service providers in their preparation and filing of the Fund’s federal, state and local income tax returns and any other required tax returns or reporting;

as reasonably requested by the Trust’s trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”), providing reasonable assistance to their independent legal counsel;

consulting with the Trust’s officers, independent accountants, legal counsel, custodian, accounting agent and dividend disbursing agent in their establishing and implementing the fund accounting policies of the Fund;

preparing and/or assisting in the preparation of such information and reports as may be required by any banks or other lenders from which the Fund borrows;

providing reasonable assistance to the Trust’s and the Fund’s other service providers in their determination of the amounts available for distribution as dividends and distributions to be paid by the Fund to its shareholders and facilitating communications between such Fund’s dividend disbursing agent and custodian, including with respect to effecting the payment of dividends and distributions and implementing such Fund’s dividend reinvestment plan;

responding to and/or assisting the Fund’s transfer agent in responding to inquiries from existing Fund shareholders regarding the Fund’s investment policies, performance and investment program, and providing periodic shareholder communications regarding the Fund’s investment policies, performance and investment program including but not limited to shareholder letters for inclusion in the Fund’s semi-annual and annual reports and quarterly portfolio commentary;

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providing reasonable assistance to the Trust’s Chief Compliance Officer in his development, implementation and administration of the Trust’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act) as well as the Trust’s policies and procedures for compliance with state and foreign laws and regulations applicable to the operation of investment companies, and monitoring the level of performance by any other service providers engaged for such purposes (e.g., blue sky filing agents); and

assisting and coordinating in the preparation by the Trust’s and Fund’s other service providers of materials for regular and special Board meetings and preparing such other materials as the Board may reasonably request.

Miscellaneous.  The Manager will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.  The Manager will perform its services in accordance with the policies and procedures of the Fund and the Trust, as amended from time to time, and will treat all records and other information that it receives in connection with this Agreement, as confidential and proprietary information not to be used for any purpose other than performance of the Manager’s responsibilities and duties hereunder.  The Manager shall not use its knowledge of non-public information (including without limitation portfolio positions or transactions) as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others (e.g., other clients of the Manager or its affiliates).

The Manager shall conform its conduct to, and will ensure that its advice with respect to the Fund complies with, the 1940 Act, the Commodity Exchange Act, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, all other applicable federal and state laws and regulations and with the provisions of the Fund’s prospectus and statement of additional information as amended or supplemented.

In the performance of its duties hereunder, the Manager is and will be an independent contractor and unless otherwise expressly provided or authorized will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed to be an agent of the Fund or of the Adviser.

The Manager represents and warrants that it has, and agrees that it shall maintain, policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and further represents and warrants that it has, and agrees that it shall employ, personnel (which may be independent contractors) to administer its policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.  The Manager shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

For avoidance of doubt, the Manager does not, however, have responsibility or authority to exercise investment discretion with respect to the management of the Fund’s investment portfolio, all of which responsibility and authority has been delegated by the Trust, on behalf of the Fund, to the Adviser.

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EXPENSES PAID BY THE MANAGER.  The Manager shall furnish, at its expense, all necessary services, facilities, equipment and personnel for performing the Manager’s services under this Agreement; provided, however, that the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Additional Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses); provided, further, however, that the Manager shall pay directly or reimburse the Trust for the compensation (if any) of the Trustees of the Trust who are affiliated with, or “interested persons” (as defined in the 1940 Act) of, the Manager and any of the Manager’s officers or employees who are appointed as officers of the Trust.  The Manager shall not be required to pay expenses of activities which are primarily intended to result in sales of shares of the Fund.

EXPENSES OF THE FUND NOT PAID BY THE MANAGER.  The Manager shall not be required to pay any expenses which this Agreement does not expressly state will be payable by the Manager.  In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 3, the Manager shall not be required to pay the fee to the Adviser under the Investment Advisory Agreement, any other Trust or Fund expense or to reimburse the Adviser for any such expense that the Adviser is required to pay.  In addition to Fund expenses stated elsewhere in this Agreement, expenses payable by the Fund include without limitation: (i) interest and taxes; (ii) brokerage commissions, mark-ups and mark-downs, and other costs in connection with the purchases or sale of securities and other financial instruments; (iii) insurance premiums for fidelity and other insurance coverage requisite to its operations; (iv) compensation and expenses of its trustees other than those affiliated with the Manager or the Adviser; (v) legal, audit, bookkeeping, pricing, valuation, transfer and sub-transfer agent, dividend disbursing agent, administration and accounting expenses; (vi) custodian, sub-custodian and shareholder servicing agent fees and expenses; (vii) expenses incidental to the redemption of its shares; (viii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto, including printing of stock certificates; (ix) fees and expenses incident to the registration under the Securities Act of 1933 or under any state securities laws of shares of the Fund for public sale and fees imposed on the Fund under the 1940 Act or incurred in complying therewith; (x) expenses of printing and mailing prospectuses, reports and notices and proxy materials to shareholders of the Fund; (xi) all expenses incidental to holding meetings of the Fund’s shareholders and the Trust’s Board; (xii) expenses in connection with membership in investment company organizations; (xiii) fees and expenses in connection with registration of the Fund or qualification of its shares under the securities laws of states and foreign jurisdictions; (xiv) the cost of preparing and distributing reports and notices to shareholders, the Commission and other regulatory authorities; and (xv) such non-recurring expenses as may arise, including actions, suits or proceedings to which the Fund is a party and the legal obligation that the Fund may have to indemnify its officers and trustees with respect thereto.

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COMPENSATION OF THE MANAGER.  The Fund will pay the Manager, as compensation for services and expenses assumed hereunder, a fee as set forth in Schedule I.  Management fees payable hereunder will be computed daily and paid monthly in arrears.  If this Agreement is effective subsequent to the first day of the month, or if this Agreement is terminated, the fee provided in this section will be computed on the basis of the number of days in the month for which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.  The Manager understands and agrees that the Adviser does not have any liability for the Manager’s fee hereunder.  Notwithstanding the foregoing, the Manager may from time to time agree with the Fund and/or the Adviser to waive all or a portion of its management fee and/or to reimburse the Fund for its expenses.

OTHER ACTIVITIES OF THE MANAGER AND ITS AFFILIATES.  Nothing herein contained will prevent the Manager or any of its affiliates, directors, employees, or associates from engaging in any other business or from acting as investment adviser, investment manager or in any other capacity for any other person or entity, whether or not having investment policies or a portfolio similar to the Fund.  It is specifically understood that officers, directors, trustees and employees of the Manager and its affiliates may engage in providing portfolio management services and advice to other investment advisory clients of the Manager or of its affiliates.

NO PARTNERSHIP OR JOINT VENTURE.  The Trust, the Fund, the Manager and the Adviser are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

LIMITATION OF LIABILITY OF THE MANAGER.  Neither the Manager or any director, trustee, employee or shareholder of the Manager (the “Manager Persons”) will be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Fund or the shareholders of the Fund or any third party (including without limitation the Adviser) in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  The Manager may act or rely upon the opinion or advice of or any information obtained from any third party (including without limitation the Adviser, any broker, lawyer, pricing or valuation agent, accountant, administrator, auditor, other expert or regulator or other authority) acting within the scope of their duties with respect to the Trust or the Fund, and no Manager Person shall be liable for any loss suffered by the Trust, the Fund or the shareholders of the Fund or any third party (including without limitation the Adviser) by its so acting in good faith or due to the failure to perform by any third party.  No Manager Person shall be liable for any indirect or consequential loss or damage which may be suffered by the Trust, the Fund or the shareholders of the Fund or any third party (including without limitation the Adviser) under any circumstances.  The Manager shall in no event be liable to the Trust, the Fund or the shareholders of the Fund or any third party (including without limitation the Adviser) for any loss or damage arising from causes beyond its reasonable control.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to relieve (or attempt to relieve) any Manager Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

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DURATION AND TERMINATION OF THIS AGREEMENT.  This Agreement will remain in effect until June 30, 2017 and from year to year thereafter, but only so long as each such continuance is specifically approved at least annually in the manner proscribed by the 1940 Act, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order.  This Agreement is terminable without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Manager, or by the Manager upon not less than 60 days’ written notice to the Trust and the Adviser, and will be terminated upon the mutual written consent of the Manager and the Trust.  Termination of this Agreement with respect to the Fund will not be deemed to terminate or otherwise invalidate any provisions of any other contract between the Manager and any other series of the Trust.  This Agreement will automatically terminate in the event of its assignment.  All references herein to the Adviser shall no longer be effective if Alpha Capital Funds Management LLC or any of its affiliates no longer serves as the Fund’s investment adviser; however, such termination of service by the Adviser or its affiliates shall not otherwise affect this Agreement.

AMENDMENT OF THIS AGREEMENT.  No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.  No amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement will be effective until approved by (a) the Board, including a majority of the trustees who are not interested persons of the Manager, the Adviser or (other than as Board members) the Fund in the manner proscribed by the 1940 Act, and (b) if so required under interpretations of the 1940 Act by the Commission or its staff, a majority of the outstanding voting securities of the Fund, subject however to such exemptions as may be granted by the Commission by any rule, regulations or order.

It shall be the Manager’s responsibility to furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Sections 9 or 10 hereof.

MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The name “Value Line Funds Investment Trust” is the designation of the trustees under the Declaration of Trust.  The obligations of the Fund are not personally binding upon, nor will resort be had to the private property of, any of the trustees, shareholders, officers, employees or agents of the Trust, but only the Fund’s property shall be bound.  The Fund shall not be liable for the obligations of any other series of the Trust, and no other series of the Trust shall be liable for the obligations of the Fund.

The Trust agrees that in the event that none of the Manager or any of its affiliates acts as an investment manager to the Fund, the name of the Fund will promptly be changed to one that does not contain the name “Value Line” or otherwise suggest an affiliation with the Manager.

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Nothing herein contained will limit or restrict the Manager or any of its directors, managers, members, officers, affiliates, or employees from buying, selling or trading in any securities for its or their own account or accounts.  The Trust on behalf of the Fund acknowledges that the Manager and its directors, managers, members, officers, affiliates, and employees, and its other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of by the Fund.  The Manager will have no obligation to acquire for the Fund, a position in any investment which the Manager, its directors, managers, members, officers, affiliates, or employees may acquire for its or their own accounts or for the account of another client if, in the sole discretion of the Manager, it is not feasible or desirable to acquire a position in such investment for the Fund.  Nothing herein contained will prevent the Manager from purchasing or recommending the purchase of a particular security for one or more funds or clients while other funds or clients may be selling the same security.

For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, and references to the “1940 Act” shall include any rule, regulation or applicable exemptive order of the Commission thereunder and interpretive guidance with respect to the 1940 Act by the Commission or its staff.

GOVERNING LAW.  To the extent not governed by applicable federal law, including the 1940 Act and the Advisers Act, this Agreement shall be governed by the substantive law of the State of New York.

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Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

VALUE LINE FUNDS INVESTMENT TRUST
on behalf of its series, Value Line Defensive Strategies Fund

By:
Name: Mitchell E. Appel
Title: President and Chief Executive Officer

The foregoing agreement is hereby
agreed to as of the date first set forth above:

EULAV ASSET MANAGEMENT

By:
Name: Mitchell E. Appel
Title: President

[Signature page to Management Agreement]

SCHEDULE I

Annual Management Fee Rate as a Percentage of

Average Daily Net Asset Value

Fee Rate

Value Line Defensive Strategies Fund	0.20%

The average net asset value for the month will be based on the net asset value used in determining the price at which fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to the Fund subsequent to the first day of a month, or terminates before the last day of a month, the Manager’s compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

Schedule I